Exhibit 99.15














Ferrellgas, Inc. and
Subsidiaries

Consolidated Balance Sheets as of
July 31, 2003 and 2002 and
Independent Auditors' Report

                            INDEX TO BALANCE SHEETS
                                                                           Page
                                                                          ------

Independent Auditor's Report...................................................2

Consolidated Balance Sheets - July 31, 2003 and 2002...........................3

Notes to Consolidated Balance Sheets...........................................4

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Ferrellgas, Inc. and Subsidiaries
Liberty, Missouri


We have audited the accompanying consolidated balance sheets of Ferrellgas, Inc. and subsidiaries (the "Company") as of July 31, 2003 and 2002. These balance sheets are the responsibility of the Company's management. Our responsibility is to express an opinion on these balance sheets based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated balance sheets present fairly, in all material respects, the financial position of Ferrellgas, Inc. and subsidiaries as of July 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes B(14) and H to the consolidated balance sheets, the Company changed its method of accounting for asset retirement obligations with the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations", in fiscal 2003 and, as discussed in Notes B(8) and E to the consolidated balance sheets, changed its method of accounting for goodwill and other intangible assets with the adoption of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" in fiscal 2002.




DELOITTE & TOUCHE LLP
Kansas City, Missouri
September 29, 2003

                      FERRELLGAS, INC. AND SUBSIDIARIES
             (a wholly-owned subsidiary of Ferrell Companies, Inc.)

                           CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)

                                                                                          July 31,
                                                                                ---------------------------
ASSETS                                                                              2003           2002
----------------------------------------------------------------------------    ------------   ------------

Current assets:
  Cash and cash equivalents                                                     $   12,311     $   20,819
  Accounts and notes receivable (net of
    allowance for doubtful accounts of $2,672 and
    $1,467 in 2003 and 2002, respectively)                                          56,742         74,274
  Inventories                                                                       69,077         48,034
  Prepaid expenses and other current assets                                          8,366         10,771
                                                                                ------------   ------------
Total current assets                                                               146,496        153,898

Property, plant and equipment, net                                                 741,792        565,611
Goodwill                                                                           363,134        363,134
Intangible assets, net                                                              98,157         98,170
Other assets                                                                         8,897          3,476
                                                                                ------------   ------------
    Total assets                                                                $1,358,476     $1,184,289
                                                                                ============   ============


LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIENCY)
----------------------------------------------------------------------------

Current liabilities:
  Accounts payable                                                              $   59,454     $   54,316
  Other current liabilities                                                         89,666         89,005
                                                                                ------------   ------------
Total current liabilities                                                          149,120        143,321

Long-term debt                                                                     888,226        703,858
Deferred income taxes                                                                2,401          2,351
Other liabilities                                                                   18,747         14,861
Contingencies and commitments (Note L)                                                 -              -
Minority interest                                                                  171,220        180,620
Parent investment in subsidiary                                                    201,466        210,817

Stockholder's equity (deficiency):
  Common stock, $1 par value;
   10,000 shares authorized; 990 shares issued                                           1              1
  Additional paid-in-capital                                                        13,824         13,622
  Note receivable from parent                                                     (146,864)      (147,484)
  Retained earnings                                                                 62,303         65,094
  Accumulated other comprehensive loss                                              (1,968)        (2,772)
                                                                                ------------   ------------
    Total stockholder's equity (deficiency)                                        (72,704)       (71,539)
                                                                                ------------   ------------
    Total liabilities and stockholder's equity (deficiency)                     $1,358,476     $1,184,289
                                                                                ============   ============

                    See notes to consolidated balance sheets

                                 FERRELLGAS INC.
                                AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS
               (Dollars in thousands, unless otherwise designated)

A.  Organization and formation

     The accompanying consolidated balance sheets and related notes present the consolidated balance sheets of Ferrellgas, Inc. (the "Company"), its subsidiaries and its partnership interest in Ferrellgas Partners, L.P and subsidiaries. The Company is a wholly-owned subsidiary of Ferrell Companies, Inc. ("Ferrell" or "Parent").

     On July 5, 1994, Ferrellgas Partners, L.P. ("Ferrellgas Partners") completed an initial public offering of common units representing limited partner interests (the "common units"). Ferrellgas Partners was formed April 19, 1994, and is a publicly traded limited partnership, owning a 99% limited partner interest in Ferrellgas, L.P. (the "operating partnership"). Ferrellgas Partners and the operating partnership (collectively referred to as "Ferrellgas") are both Delaware limited partnerships. Both Ferrellgas
     Partners and the operating partnership are governed by partnership agreements that were made effective at the time of formation of the partnerships. Ferrellgas Partners was formed to acquire and hold a limited partner interest in the operating partnership. The operating partnership was formed to acquire, own and operate the propane business and assets of the Company. The Company owns an effective 2% general partner interest in Ferrellgas and performs all management functions required for Ferrellgas.

     Concurrent with the closing of the offering, the Company contributed all of its propane business and assets to Ferrellgas Partners in exchange for 17,593,721 common units and Incentive Distribution Rights as well as a 2% general partner interest in Ferrellgas Partners and the operating partnership on a combined basis.

     In July 1998, the Company transferred its entire limited partnership ownership of Ferrellgas Partners to Ferrell. In July 1998, 100% of the outstanding common stock of Ferrell was purchased primarily from Mr. James
     E. Ferrell and his family by a newly established leveraged employee stock ownership trust ("ESOT") established pursuant to the Ferrell Companies Employee Stock Ownership Plan ("ESOP"). The purpose of the ESOP is to provide employees of the Company an opportunity for ownership in Ferrell and indirectly in Ferrellgas. As contributions are made by Ferrell to the ESOT in the future, shares of Ferrell are allocated to the employees' ESOP accounts.

     On December 17, 1999, Ferrellgas Partners' partnership agreement was amended, in connection with an acquisition, to allow for the issuance of a newly created senior unit. Generally, these senior units were to be paid quarterly distributions in additional senior units equal to 10% per annum. Also, the senior units were structured to allow for a redemption by Ferrellgas Partners at any time, in whole or in part, upon payment in cash of the liquidating value of the senior units, currently $40 per unit, plus the amount of any accrued and unpaid distributions. The holder of the senior units also had the right, at dates in the future and subject to certain events and conditions, to convert any outstanding senior units into common units.

     On June 5, 2000, Ferrellgas Partners' and the operating partnership's partnership agreements were amended to allow the Company to have an option in maintaining its effective 2% general partner interest concurrent with the issuance of other additional equity. Prior to this amendment, the Company was required to make capital contributions to maintain its effective 2% general partner interest concurrent with the issuance of any additional equity. Also as part of this amendment, the Company's general partner interest in Ferrellgas Partners' common units became represented by newly created general partner units.

     On April 6, 2001, Ferrellgas Partners' partnership agreement was amended to reflect modifications made to the senior units, previously issued on December 17, 1999, and the common units owned by Ferrell. The senior units are to be paid quarterly distributions in cash equivalent to 10% per annum of their liquidation value, or $4 per senior unit. The amendment also granted the holder of the senior units the right to convert any outstanding senior units into common units beginning on the earlier of December 31, 2005 or upon the occurrence of a "material event" as such term is defined by Ferrellgas Partners' partnership agreement. The number of common units issuable upon conversion of a senior unit is equal to the senior unit liquidation value, currently $40 per unit plus any accrued and unpaid distributions, divided by the then current market price of a common unit. Generally, a material event includes (1) a change of control; (2) the treatment of Ferrellgas Partners as an association taxable as a corporation for federal income tax purposes; (3) Ferrellgas Partners' failure to use the aggregate cash proceeds from equity issuances, other than issuances of equity pursuant to an exercise of any common unit options, to redeem a portion of its senior units other than up to $20 million of cash proceeds from equity issuances used to reduce Ferrellgas' indebtedness; or (4) Ferrellgas Partners' failure to pay the senior unit distribution in full for any fiscal quarter. Also as part of the amendment, Ferrell granted Ferrellgas Partners the ability, until December 31, 2005, to defer future distributions on the common units held by it, up to an aggregate outstanding amount of $36.0 million.


B.  Summary of significant accounting policies

     (1) Nature of operations: The Company is a holding entity that conducts no operations and has two subsidiaries, Ferrellgas Partners and Ferrellgas Acquisition Company, LLC ("Ferrellgas Acquisition Company"). The Company owns a 100% equity interest in Ferrellgas Acquisition Company. Limited operations are conducted by or through Ferrellgas Acquisition Company, whose only purpose is to acquire the tax liabilities of acquirees of Ferrellgas. The Company owns a 1% general partner interest in Ferrellgas Partners. The operating partnership is the only operating subsidiary of Ferrellgas Partners.

     Ferrellgas is engaged primarily in the retail distribution of propane and related equipment and supplies in the United States. The retail market is seasonal because propane is used primarily for heating in residential and commercial buildings. Ferrellgas serves more than one million residential, industrial/commercial, agricultural and other customers.

     (2) Accounting estimates: The preparation of balance sheets in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheets. Actual results could differ from these estimates. Significant estimates impacting the consolidated balance sheets include accruals that have been established for product liability and other claims, useful lives of property, plant and equipment assets, residual values of tanks, amortization methods of intangible assets, and valuation methods of derivative commodity contracts.

     (3) Principles of consolidation: The accompanying consolidated balance sheets include the Company's accounts, those of its wholly-owned subsidiary Ferrellgas Acquisition Company and Ferrellgas Partners, after elimination of all material intercompany accounts and transactions. The accounts of Ferrellgas Partners are included based on the determination that the Company possesses a controlling financial interest through its ability to exert control over Ferrellgas Partners and is consolidated with the Company.

     The minority interest includes limited partner interests in Ferrellgas Partners' common units held by the public and Ferrellgas Partners' senior units. See Note M - Minority interest for related discussion of the activity in minority interest. The limited partner interest owned by Ferrell is reflected as "Parent investment in subsidiary" in the consolidated balance sheets.

     (4) Cash and cash equivalents and non-cash activities: The Company considers cash equivalents to include all highly liquid debt instruments purchased with an original maturity of three months or less.

     (5) Inventories: Inventories are stated at the lower of cost or market using average cost and actual cost methods. The Company enters into commodity derivative contracts involving propane and related products to hedge, reduce risk and anticipate market movements. The fair value of these derivative contracts is classified as inventory.

     (6) Accounts receivable securitization: The Company has agreements to transfer, on an ongoing basis, certain of its trade accounts receivable through an accounts receivable securitization facility and retains servicing responsibilities as well as a retained interest related to a portion of the transferred receivables. The Company accounts for the securitization of accounts receivable in accordance with Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." As a result, the related receivables are removed from the consolidated balance sheets and a retained interest is recorded for the amount of receivables sold in excess of cash received. Retained interest is included in "Accounts and notes receivable" in the consolidated balance sheets.

     The Company determines the fair value of its retained interests based on the present value of future expected cash flows using management's best estimates of various factors, including credit loss experience and discount rates commensurate with the risks involved. These assumptions are updated periodically based on actual results, thus the estimated credit loss and discount rates utilized are materially consistent with historical performance. Due to the short-term nature of the Company's trade receivables, variations in the credit and discount assumptions would not significantly impact the fair value of the retained interests. See Note D - Accounts receivable securitization - for further discussion of these transactions.

     (7) Property, plant and equipment: Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for maintenance and routine repairs are expensed as incurred. The Company capitalizes equipment replacement and betterment expenditures that are (i) greater than $1 thousand, (ii) upgrade, replace or completely rebuild major mechanical components and (iii) extend the original book life of the equipment. Depreciation is calculated using the straight-line method based on the estimated useful lives of the assets ranging from two to 30 years. The Company, using its best estimates based on reasonable and supportable assumptions and projections, reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of its assets might not be recoverable. See Note C - Supplemental financial statement information - for further discussion of property, plant and equipment.

     (8) Goodwill: Goodwill is not amortized and is tested annually for impairment. Beginning in the first quarter of fiscal 2002, the Company adopted SFAS No. 142 which modified the financial accounting and reporting for acquired goodwill and other intangible assets, including the requirement that goodwill and some intangible assets no longer be amortized. The Company tested goodwill for impairment at the time the statement was adopted and continues to do so each January 31 on an annual basis. The Company did not recognize any impairment losses as a result of these tests.

     (9) Intangible assets: Intangible assets, consisting primarily of customer lists and noncompete notes, are stated at cost, net of amortization calculated using either straight-line or accelerated methods over periods ranging from two to 15 years. The Company reviews identifiable intangibles for impairment in a similar manner as with long-lived assets. The Company, using its best estimates based on reasonable and supportable assumptions and projections, reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of its assets might not be recoverable. See Note F - Intangible assets, net - for further discussion of intangible assets.

     (10) Accounting for derivative commodity contracts: The Company enters into commodity options involving propane and related products to specifically hedge certain product cost risk. Any changes in the fair value of these specific cash flow hedge positions are deferred and included in other comprehensive income and recognized as an adjustment to the overall purchase price of product in the month the purchase contract is settled. The Company also enters into other commodity forward and futures purchase/sale agreements and commodity swaps and options involving propane and related products, which are not specific hedges to a certain product cost risk, but are used for risk management purposes. To the extent such contracts are entered into at fixed prices and thereby subject the Company to market risk, the contracts are accounted for using the fair value method. Under this valuation method, derivatives are carried on the consolidated balance sheets at fair value with changes in that value recognized in earnings. See Note J - Derivatives - for further discussion about these transactions.

     (11) Income taxes: The Company is treated as a Subchapter S corporation for Federal income tax purposes and is liable for income tax in states that do not recognize Subchapter S status. Income taxes were computed as though each company filed its own income tax return in accordance with the Company's tax sharing agreement. Deferred income taxes are provided as a result of temporary differences between financial and tax reporting, as described in Note K - Income taxes - using the asset/liability method.

     (12) Unit and stock-based compensation: The Company accounts for the Ferrellgas Unit Option Plan and the Ferrell Companies, Inc. Incentive Compensation Plan ("ICP") using the intrinsic value method under the provisions of Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees." See Note P - Unit options of Ferrellgas Partners and stock options of Ferrell - for further discussion and disclosure of stock-based compensation.

     (13) Segment information: The Company has a single reportable operating segment engaging in the retail distribution of propane and related equipment and supplies.

     (14) Adoption of new accounting standards: The Financial Accounting Standards Board ("FASB") recently issued SFAS No. 143 "Accounting for Asset Retirement Obligations", SFAS No. 144 "Accounting for the Impairment or Disposal of Long-lived Assets", SFAS No. 145 "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections", SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities," SFAS No. 148 "Accounting for Stock-Based Compensation
     - Transition and Disclosure," SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," FASB Financial Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" and FASB Financial Interpretation No. 46 "Consolidation of Variable Interest Entities."

     SFAS No. 143 requires the recognition of a liability if a company has a legal or contractual financial obligation in connection with the retirement of a tangible long-lived asset. The Company implemented SFAS No. 143 beginning in the fiscal year ending July 31, 2003. This cumulative effect of a change in accounting principle resulted in a one-time charge to earnings of $0.1 million at the beginning of the year ended July 31, 2003, together with the recognition of a $3.1 million long-term liability and a $0.3 million long-term asset. See Note H - Asset retirement obligations - for further discussion of these obligations. The Company believes the implementation will not have a material ongoing effect on its financial position.

     SFAS No. 144 modifies the financial accounting and reporting for long-lived assets to be disposed of by sale and it broadens the presentation of discontinued operations to include more disposal transactions. The Company implemented SFAS No. 144 beginning in the fiscal year ending July 31, 2003, with no material effect on its financial position.

     SFAS No. 145 eliminates the requirement that material gains and losses resulting from the early extinguishment of debt be classified as an extraordinary item in the results of operations. Instead, companies must evaluate whether the transaction meets both the criteria of being unusual in nature and infrequent in occurrence. Other aspects of SFAS No. 145 relating to accounting for intangible assets of motor carriers and accounting for lease modifications do not currently apply to the Company. The Company implemented SFAS No. 145 beginning in the fiscal year ending July 31, 2003, with no material effect on it financial position.

     SFAS No. 146 modifies the financial accounting and reporting for costs associated with exit or disposal activities. This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Additionally, the statement requires the liability to be recognized and measured initially at fair value. Under previous rules, liabilities for exit costs were recognized at the date of the entity's commitment to an exit plan. The Company adopted and implemented SFAS No. 146 for any exit or disposal activities initiated after July 31, 2002. The implementation of this statement did not have a material effect on the Company's financial position.

     SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation" to provide alternative methods of transition for a voluntary change to the fair-value based method of accounting for stock-based employee compensation. This statement also amends SFAS No. 123 disclosure requirements for annual and interim financial statements to provide more prominent disclosures about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement is effective for the fiscal year ending July 31, 2003. The Company implemented the interim disclosure requirements during the three months ended April 30, 2003. The Company is currently studying the voluntary aspects of SFAS No. 148 and the related implications of SFAS No. 123.

     SFAS No. 149 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. This statement is, in general, effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The Company has studied SFAS No. 149 and believes it will not have a material effect on its financial position.

     SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for the fiscal year ending July 31, 2004. The Company is currently studying SFAS No. 150 and any related effect on its financial position.

     FASB Financial Interpretation No. 45 expands the existing disclosure requirements for guarantees and requires that companies recognize a liability for guarantees issued after December 31, 2002. The Company implemented this interpretation beginning in the three months ended January 31, 2003. During the year ended July 31, 2003, the implementation resulted in the recognition of a liability of $0.2 million, and a related asset of $0.2 million, both of which will be recognized into income over the life of the guarantees. See Note I - Guarantees - for further discussion about these guarantees.

     FASB Financial Interpretation No. 46 clarifies Accounting Research Bulletin No. 51, "Consolidated Financial Statements." If certain conditions are met, this interpretation requires the primary beneficiary to consolidate certain variable interest entities in which equity investors lack the characteristics of a controlling financial interest or do not have sufficient equity investment at risk to permit the variable interest entity to finance its activities without additional subordinated financial support from other parties. This interpretation is effective immediately for variable interest entities created or obtained after January 31, 2003. For variable interest entities acquired before February 1, 2003, the interpretation is effective for the first fiscal year or interim period beginning after June 15, 2003. The Company believes it does not currently have any variable interest entities that would be subject to this interpretation.

     Emerging Issues Task Force ("EITF") No. 02-3 "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities" eliminates any basis for recognizing physical inventories included in energy trading activities at fair value. This new accounting rule applies to all physical inventory purchased after October 22, 2002. The Company had previously recognized physical inventories included in risk management trading activities at fair value.

     EITF No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables" addresses how to account for arrangements that may involve multiple revenue-generating activities, i.e., the delivery or performance of multiple products, services, and/or rights to use assets. In applying this guidance, separate contracts with the same party, entered into at or near the same time, will be presumed to be a bundled transaction, and the consideration will be measured and allocated to the separate units based on their relative fair values. This consensus guidance will be applicable to agreements entered into in quarters beginning after June 15, 2003. The Company will adopt this new accounting pronouncement beginning August 1, 2003. The Company believes this pronouncement will not have a material impact on its financial position because it does not enter into a significant number of arrangements that may involve multiple revenue-generating activities.

     (15) Reclassifications: Certain reclassifications have been made to the prior years' consolidated balance sheets.

C.  Supplemental balance sheet information

    Inventories consist of:

                                                      2003             2002
                                                 --------------   --------------
       Propane gas and related products             $49,772          $29,169
       Appliances, parts and supplies                19,305           18,865
                                                 --------------   --------------
                                                    $69,077          $48,034
                                                 ==============   ==============

     In addition to inventories on hand, the Company enters into contracts to buy product for supply purposes, primarily propane for supply procurement purposes. Nearly all of these contracts have terms of less than one year and most call for payment based on market prices at the date of delivery. All fixed price contracts have terms of less than one year. As of July 31, 2003, the Company had committed, for supply procurement purposes, to make net delivery of approximately 0.3 million gallons at a fixed price.

    Property, plant and equipment consist of:

                                                             Estimated
                                                            useful lives             2003             2002
                                                         ------------------       ----------       ----------
       Land and improvements                                    2-20              $   39,768       $   40,781
       Buildings and improvements                                20                   55,010           54,453
       Vehicles, including transport trailers                   8-20                  79,708           77,226
       Furniture and fixtures                                    5                     7,630            8,730
       Bulk equipment and district facilities                   5-30                  77,717           73,461
       Tanks and customer equipment                             5-30                 741,436          567,169
       Computer equipment and software                          2-5                   27,311           29,530
       Computer software development in progress                n/a                   44,869           29,904
       Other                                                                           2,240            2,652
                                                                                  ----------       ----------
                                                                                   1,075,689          883,906
       Less:  accumulated depreciation                                               333,897          318,295
                                                                                  ----------       ----------
                                                                                  $  741,792       $  565,611
                                                                                  ==========       ==========

     The Company capitalized $2.2 million and $0.7 million of interest expense related to the development of computer software for the years ended July 31, 2003 and 2002, respectively. As of July 31, 2002, the Company recognized payables totaling $7.0 million related to the development of new computer software that was paid during fiscal 2003.

     Other current liabilities consist of:

                                                                                     2003             2002
                                                                                  ----------       ----------
       Accrued interest                                                             $23,563          $22,382
       Accrued payroll                                                               22,848           24,068
       Accrued insurance                                                              9,535            9,409
       Note payable (pursuant to acquisition - see Note R -
         Business combinations)                                                       9,847               -
       Other                                                                         23,873           33,146
                                                                                  ----------       ----------
                                                                                    $89,666          $89,005
                                                                                  ==========       ==========

D.   Accounts receivable securitization

     On September 26, 2000, the Company entered into an accounts receivable securitization facility with Bank One, NA. As part of this renewable 364-day facility, the Company transfers an interest in a pool of its trade accounts receivable to Ferrellgas Receivables, LLC, a wholly-owned unconsolidated, special purpose entity, which sells its interest to a commercial paper conduit of Banc One, NA. The Company does not provide any guarantee or similar support to the collectibility of these receivables. The Company structured the facility using a wholly-owned unconsolidated, qualifying special purpose entity in order to facilitate the transaction as required by Banc One, NA and to comply with the Company's various debt covenants. As a servicer, the Company remits daily to this special purpose entity funds collected on the pool of trade receivables held by Ferrellgas Receivables. The Company renewed the facility for an additional 364-day commitment on September 23, 2003.

     The  Company  transfers  certain  of  its  trade  accounts   receivable  to
     Ferrellgas Receivables and retains an interest in a portion of these transferred receivables. As these transferred receivables are subsequently collected and the funding from the accounts receivable securitization facility is reduced, the Company's retained interest in these receivables is reduced. In fiscal 2002, as the transferred receivables were collected and the funding from the accounts receivable securitization facility was reduced to zero, the Company's retained interest in the transferred receivables, was reduced from $7.2 million at July 31, 2001 to zero at July 31, 2002. As of July 31, 2003 and 2002, the balance of the retained interest was $8.1 million and $0 million, respectively and was classified as accounts receivable on the consolidated balance sheets. At July 31, 2003, $42.5 million had been transferred compared with $0 million at July 31, 2002. The Company had the ability to transfer, at its option, an additional $19.1 million of its trade accounts receivable at July 31, 2003.


E.   Goodwill

     The Company adopted SFAS No. 142 "Goodwill and Other Intangible Assets" beginning in the first quarter of fiscal 2002. SFAS No. 142 modified the financial accounting and reporting for acquired goodwill and other intangible assets, including the requirement that goodwill and some intangible assets no longer be amortized.


F.   Intangible assets, net

     Intangible assets, net consist of:

                                                July 31, 2003                                 July 31, 2002
                                  -------------------------------------------   -------------------------------------------
                                      Gross                                         Gross
                                     Carrying       Accumulated                    Carrying       Accumulated
                                      Amount        Amortization      Net           Amount        Amortization      Net
                                  -------------- ---------------- -----------   -------------- ---------------- -----------
     Customer lists                  $220,061       $(133,548)      $86,513        $208,662       $(124,860)      $83,802
     Non-compete agreements            64,020         (52,376)       11,644          62,893         (48,525)       14,368
                                  -------------- ---------------- -----------   -------------- ---------------- -----------
      Total                          $284,081       $(185,924)      $98,157        $271,555       $(173,385)      $98,170
                                  ============== ================ ===========   ============== ================ ===========



     Customer lists have estimated lives of 15 years, while non-compete agreements have estimated lives ranging from two to 10 years.

     Aggregate amortization expense:
                                                           2003           2002
                                                           ----           ----
     For the year ended July 31,                         $12,539        $14,022

     Estimated amortization expense:

     For the year ended July 31,
     2004     $11,396
     2005      10,876
     2006      10,357
     2007       9,677
     2008       8,748


G.   Long-term debt

     Long-term debt consists of:

                                                                                              2003             2002
                                                                                          -------------     ------------
    Senior notes
      Fixed rate, 7.16% due 2005-2013 (1)                                                   $350,000          $350,000
      Fixed rate, 8.75%, due 2012, net of unamortized premium of $1,569 (2)                  219,569                 -
      Fixed rate, 9.375%, due 2006 (2)                                                             -           160,000
      Fixed rate, 8.8%, due 2006-2009 (3)                                                    184,000           184,000

    Credit agreement, variable interest rates, expiring 2006                                 126,700                 -

    Notes payable, 7.5% and 7.6% weighted average interest rates,
      respectively, due 2004 to 2011                                                          10,108            12,177
                                                                                          -------------     ------------
                                                                                             890,377           706,177
       Less:  current portion, included in other current liabilities on the
         consolidated balance sheets                                                           2,151             2,319
                                                                                          -------------     ------------
                                                                                            $888,226          $703,858
                                                                                          =============     ============


     (1) The operating partnership fixed rate senior notes, issued in August 1998, are general unsecured obligations of the operating partnership and rank on an equal basis in right of payment with all senior indebtedness of the operating partnership and senior to all subordinated indebtedness of the operating partnership. The outstanding principal amount of the series A, B, C, D and E notes shall be due on August 1, 2005, 2006, 2008, 2010, and 2013, respectively. In general, the operating partnership does not have the option to prepay the notes prior to maturity without incurring prepayment penalties.

     (2) On September 24, 2002, the Company redeemed the Ferrellgas Partners fixed rate senior secured notes issued in April 1996, with the proceeds from $170.0 million of Ferrellgas Partners fixed rate senior notes. On December 18, 2002, the Company issued $48.0 million of Ferrellgas Partners fixed rate senior notes with a debt premium of $1.7 million that will be amortized to interest expense through 2012. The Ferrellgas Partners senior notes bear interest from the date of issuance, payable semi-annually in arrears on June 15 and December 15 of each year.

     (3) The operating partnership fixed rate senior notes, issued in February 2000, are general unsecured obligations of the operating partnership and rank on an equal basis in right of payment with all senior indebtedness of the operating partnership and senior to all subordinated indebtedness of the operating partnership. The outstanding principal amount of the series A, B and C notes are due on August 1, 2006, 2007 and 2009, respectively. In general, the operating partnership does not have the option to prepay the notes prior to maturity without incurring prepayment penalties.

     On December 10, 2002, the Company refinanced its $157.0 million bank credit facility with a $307.5 million amended bank credit facility, using $155.6 million of the funds available thereunder to purchase propane tanks and related assets that it previously leased, plus making a $1.2 million payment of related accrued lease expense. The remaining portion of the amended bank credit facility is available for working capital, acquisition, capital expenditure and general partnership purposes and will terminate on April 28, 2006, unless extended or renewed. The credit facility has a letter of credit sub-facility with availability of $80.0 million. As of July 31, 2003, the Company had borrowings of $126.7 million, at a weighted average interest rate of 3.2%, under this amended bank credit facility.

     All borrowings under the amended bank credit facility bear interest, at the Company's option, at a rate equal to either:

     o the base rate, which is defined as the higher of the federal funds rate plus 0.50% or Bank of America's prime rate (as of July 31, 2003, the federal funds rate and Bank of America's prime rate were 1.04% and 4.00%, respectively); or

     o the Eurodollar Rate plus a margin varying from 1.75% to 2.75% (as of July 31, 2003, the one-month Eurodollar Rate was 1.04%).

     In addition, an annual commitment fee is payable on the daily unused portion of the credit facility at a per annum rate varying from 0.375% to 0.625% (as of July 31, 2003, the commitment fee per annum rate was 0.375%).

     Letters of credit outstanding, used primarily to secure obligations under certain insurance arrangements, totaled $44.7 million and $40.6 million at July 31, 2003 and 2002, respectively. At July 31, 2003, the Company had $136.1 million of funding available.

     The senior notes and the credit facility agreement contain various restrictive covenants applicable to the Company, the most restrictive relating to additional indebtedness. In addition, Ferrellgas Partners is prohibited from making cash distributions of the minimum quarterly distribution if a default or event of default exists or would exist upon making such distribution, or if Ferrellgas Partners or the operating partnership fail to meet certain coverage tests. Ferrellgas Partners and the operating partnership are in compliance with all requirements, tests, limitations and covenants related to these debt agreements.

     The scheduled annual principal payments on long-term debt are as follows:

                                                             Scheduled annual
         For the year ended July 31,                        principal payments
         ---------------------------                      ----------------------
              2004                                              $  2,151
              2005                                                 2,146
              2006                                               111,161
              2007                                                38,455
              2008                                                74,105
              Thereafter                                         660,790
                                                          ----------------------
              Total                                             $888,808

H.   Asset retirement obligations

     SFAS No. 143 provides accounting requirements for retirement obligations associated with tangible long-lived assets, including the requirement that a liability be recognized if there is a legal or financial obligation associated with the retirement of the assets. The Company adopted SFAS No. 143 beginning in the year ending July 31, 2003. This cumulative effect of a change in accounting principle resulted in a one-time charge to earnings of $0.1 million, at the beginning of the year ended July 31, 2003, together with the recognition of a $3.1 million long-term liability and a $0.3 million long-term asset. The Company believes the implementation will not have a material ongoing effect on its financial position. These obligations relate primarily to the estimated future expenditures required to retire the Company's underground storage facilities. The remaining period until these facilities will require closure and remediation expenditures is approximately 50 years. The following table presents a reconciliation of the beginning and ending carrying amounts of the asset retirement obligation:

                                                              For the year ended
                                                                July 31, 2003
                                                              ------------------
         Asset retirement obligation as of August 1, 2002           $3,073
         Add: Accretion                                                199
                                                              ------------------
         Asset retirement obligation as of July 31, 2003            $3,272
                                                              ==================

     The related asset carried for the purpose of settling the asset retirement obligation is $0.3 million as of July 31, 2003, and is not a legally restricted asset. Other liabilities, assuming retroactive application of the change in accounting principle as of August 1, 2001 and July 31, 2002, would have increased $2.9 million and $3.1 million, respectively.


I.  Guarantees

     FASB Financial Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," expands the existing disclosure requirements for guarantees and requires recognition of a liability for the fair value of guarantees issued after December 31, 2002. As of July 31, 2003, the only material guarantees that the Company had outstanding were associated with residual value guarantees of operating leases. These operating leases are related to transportation equipment with remaining lease periods scheduled to expire over the next seven fiscal years. Upon completion of the lease period, the Company guarantees that the fair value of the equipment will equal or exceed the guaranteed amount, or the Company will pay the lessor the difference. The fair value of these residual value guarantees entered into after December 31, 2002 was $0.2 million as of July 31, 2003. Although the fair values at the end of the lease terms have historically exceeded these guaranteed amounts, the maximum potential amount of aggregate future payments the Company could be required to make under these leasing arrangements, assuming the equipment is worthless at the end of the lease term, is $14.5 million.


J.   Derivatives

     SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149, requires all derivatives (with certain exceptions), whether designated in hedging relationships or not, to be recorded on the consolidated balance sheets at fair value. As a result of implementing SFAS No. 133 at the beginning of fiscal 2001, the Company recognized in its first quarter of fiscal 2001, gains totaling $0.7 million in accumulated other comprehensive income. In addition, beginning in the first quarter of fiscal 2001, the Company recorded subsequent changes in the fair value of positions qualifying as cash flow hedges in accumulated other comprehensive income and changes in the fair value of other positions in the consolidated statements of earnings. The Company's overall objective for entering into derivative contracts for the purchase of product is related to hedging, risk reduction and to anticipate market movements. Other derivatives are entered into to reduce interest rate risk associated with long term debt and lease obligations. Fair value hedges are derivative financial instruments that hedge the exposure to changes in the fair value of an asset or a liability or an identified portion thereof attributable to a particular risk. Cash flow hedges are derivative financial instruments that hedge the exposure to variability in expected future cash flows attributable to a particular risk. The Company uses cash flow hedges to manage exposures to product purchase price risk and uses both fair value and cash flow hedges to manage exposure to interest rate risks.

     Fluctuations in the wholesale cost of propane expose the Company to purchase price risk. The Company purchases propane at various prices that are eventually sold to its customers, exposing the Company to future product price fluctuations. Also, certain forecasted transactions expose the Company to purchase price risk. The Company monitors its purchase price exposures and utilizes product hedges to mitigate the risk of future price fluctuations. Propane is the only product hedged with the use of product hedge positions. The Company uses derivative contracts to hedge a portion of its forecasted purchases for up to one year in the future. These derivatives are designated as cash flow hedging instruments. Because these derivatives are designated as cash flow hedges, the effective portions of changes in the fair value of the derivatives are recorded in other comprehensive income ("OCI") and are recognized in the consolidated statements of earnings when the forecasted transaction impacts earnings. The Company did not have any product hedge positions outstanding as of July 31, 2003, therefore there was no fair value adjustment classified as OCI at July 31, 2003. The risk management fair value adjustments of $(0.2) million and $(0.3) million included in OCI at July 31, 2002 and 2001, were reclassified into earnings during fiscal 2003 and 2002, respectively. Changes in the fair value of cash flow hedges due to hedge ineffectiveness, if any, are recognized in cost of product sold. The fair value of the derivatives related to purchase price risk are classified on the consolidated balance sheets as inventories.

     Through its risk management trading activities, the Company also purchases and sells derivatives that are not designated as accounting hedges to manage other risks associated with commodity prices. The types of contracts utilized in these activities include energy commodity forward contracts, options and swaps traded on the over-the-counter financial markets, and futures and options traded on the New York Mercantile Exchange. The Company utilizes published settlement prices for exchange traded contracts, quotes provided by brokers and estimates of market prices based on daily contract activity to estimate the fair value of these contracts. The changes in fair value of these risk management trading activities are recognized as they occur in cost of product sold in the consolidated statements of earnings.

     Estimates related to the Company's risk management trading activities are sensitive to uncertainty and volatility inherent in the energy commodities markets and actual results could differ from these estimates. Assuming a hypothetical 10% adverse change in prices for the delivery month of all energy commodities, the potential loss in future earnings of such a change is estimated at $0.9 million for risk management trading activities as of July 31, 2003. The preceding hypothetical analysis is limited because changes in prices may or may not equal 10%.

     The following table summarizes the change in the unrealized fair value of contracts from risk management trading activities for the fiscal years ended July 31, 2003 and 2002.

                                                                                 For the year ended July 31,
                                                                                -----------------------------
                                                                                   2003               2002
                                                                                ----------         ----------
     Unrealized losses in fair value of contracts outstanding
         at beginning of year                                                    $(4,569)           $(12,587)
     Unrealized gains and (losses) recognized at inception of
        a contract                                                                     -                   -
     Unrealized gains and (losses) recognized as a result of
       changes in valuation techniques or assumptions                                  -                   -
     Other unrealized gains and (losses) recognized                                5,921              (6,148)
     Less:  realized gains and (losses) recognized                                 3,070             (14,166)
                                                                                ----------         ----------
     Unrealized losses in fair value of contracts outstanding
       at end of year                                                            $(1,718)           $ (4,569)
                                                                                ==========         ==========

    The following table summarizes the maturity of these contracts for the valuation methodologies the Company utilized as of July 31, 2003 and 2002. This table summarizes the contracts where settlement had not yet occurred.

                                                                              Fair value of contracts
                                                                                   at period-end
                                                                        -------------------------------------
                                                                                                Maturity
                                                                                             greater than 1
                                                                          Maturity                year
                                                                          less than          and less than
                         Source of fair value                               1 year             18 months
     -------------------------------------------------------------      --------------      -----------------

     Prices actively quoted                                                $     9               $  -
     Prices provided by other external sources                              (1,727)                 -
     Prices based on models and other valuation methods                          -                  -
                                                                        --------------      -----------------
     Unrealized losses in fair value of contracts
          outstanding at July 31, 2003                                     $(1,718)              $  -
                                                                        ==============      =================

     Prices actively quoted                                                $  (328)              $  -
     Prices provided by other external sources                              (4,225)               (16)
     Prices based on models and other valuation methods                          -                  -
                                                                        --------------      -----------------
     Unrealized losses in fair value of contracts
          outstanding at July 31, 2002                                     $(4,553)              $(16)
                                                                        ==============      =================


     The following table summarizes the gross transaction volumes in barrels (one barrel equals 42 gallons) for risk management trading contracts that were physically settled for the years ended July 31, 2003 and 2002:

     (in thousands)
     For the year ended July 31, 2003                                    13,805
     For the year ended July 31, 2002                                    11,162

     The Company also uses forward contracts, not designated as accounting hedges under SFAS No. 133, to help reduce the price risk related to sales made to its propane customers. These forward contracts meet the requirement to qualify as normal purchases and sales as defined in SFAS No. 133, as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149, and thus are not adjusted to fair market value.

     As of July 31, 2003, the Company holds $763.7 million in fixed rate debt and $126.7 million in variable rate debt. Fluctuations in interest rates subject the Company to interest rate risk. Decreases in interest rates increase the fair value of the Company's fixed rate debt, while increases in interest rates subject the Company to the risk of increased interest expense related to its variable rate debt.

     The Company enters into fair value and cash flow hedges to help reduce its overall interest rate risk. Interest rate swaps were used to hedge the exposure to changes in the fair value of fixed rate debt due to changes in interest rates. The fair value of interest rate derivatives that are considered fair value or cash flow hedges are classified either as other current or long-term assets or as other current or long-term liabilities on the consolidated balance sheets. Changes in the fair value of the fixed rate debt and any related fair value hedges are recognized as they occur in interest expense in the consolidated statements of earnings. There were no such fair value hedges outstanding at July 31, 2003 and 2002. Interest rate caps are used to hedge the risk associated with rising interest rates and their effect on forecasted transactions related to variable rate debt and lease obligations. These interest rate caps were designated as cash flow hedges and were outstanding until June 2003. Thus, the effective portions of changes in the fair value of the hedges were recorded in OCI at interim periods and were recognized as interest expense in the consolidated statements of earnings when the forecasted transaction impacted earnings. Cash flow hedges are assumed to hedge the risk of changes in cash flows of the hedged risk.

K.   Income taxes

     The significant components of the net deferred tax asset (liability) included in the consolidated balance sheets are as follows:

                                                         2003          2002
                                                       --------      --------
      Deferred tax liabilities:
          Partnership basis difference                 $(1,771)      $(1,727)
          Tax liability assumed in acquisition            (725)         (725)
                                                       --------      --------
             Total deferred tax liabilities             (2,496)       (2,452)

      Deferred tax assets:
          Operating loss and credit carryforwards           95           101
                                                       --------      --------
            Total deferred tax assets                       95           101
                                                       --------      --------
      Net deferred tax liability                       $(2,401)      $(2,351)
                                                       ========      ========

     Partnership basis differences are primarily attributable to differences in the tax and book basis of fixed assets and amortizable intangibles resulting from the Company's contribution of assets and liabilities concurrent with Ferrellgas Partners' public offering in 1994.

     For Federal income tax purposes, the Company has net operating loss carryforwards of approximately $77.0 million at July 31, 2003 available to offset future taxable income. These net operating loss carryforwards expire at various dates through 2011.

     The Company is potentially subject to the built-in gains tax, which could be incurred on the sale of assets owned as of August 1, 1998, the date of the Subchapter S election, that had a fair market value in excess of their tax basis as of that date. However, the Company anticipates that it can avoid incurring any built-in gains tax liability through utilization of its net operating loss carryovers and tax planning relating to the retention/disposition of assets owned as of August 1, 1998. In the event that the built-in gains tax is not incurred, the Company may not utilize the net operating loss carryforwards.


L.   Contingencies and commitments

     The Company is threatened with or named as a defendant in various lawsuits that, among other items, claim damages for product liability. It is not possible to determine the ultimate disposition of these matters; however, management is of the opinion that there are no known claims or contingent claims that will have a material adverse effect on the financial condition of the Company. Currently, the Company is not a party to any legal proceedings other than various claims and lawsuits arising in the ordinary course of business.

     Ferrellgas Partners makes quarterly cash distributions of all of its "available cash." Available cash is defined in the partnership agreement of Ferrellgas Partners as, generally, the sum of its consolidated cash receipts less consolidated cash disbursements and net changes in reserves established by the Company for future requirements. Reserves are retained in order to provide for the proper conduct of Ferrellgas Partners' business, or to provide funds for distributions with respect to any one or more of the next four fiscal quarters. Distributions are made within 45 days after the end of each fiscal quarter ending January, April, July and October to holders of record on the applicable record date.

     Distributions by Ferrellgas Partners in an amount equal to 100% of its available cash, as defined in its partnership agreement, will be made to the senior and common unitholders and the Company. Additionally, the payment of incentive distributions to the holders of incentive distribution rights will be made to the extent that certain target levels of cash distributions are achieved. The senior units have certain distribution and preference rights over the common units. The publicly held common units have certain distribution preference rights over the common units held by Ferrell.

     Ferrellgas Partners' 2.0 million senior units outstanding as of July 31, 2003 have a liquidating value of $40 per unit or $79.8 million. The senior units are redeemable by Ferrellgas Partners at any time, in whole or in part, upon payment in cash of the liquidating value of the senior units, currently $40 per unit, plus the amount of any accrued and unpaid distributions. The holder of the senior units has the right, subject to certain events and conditions, to convert any outstanding senior units into common units at the earlier of December 31, 2005 or upon the occurrence of a material event as defined by Ferrellgas Partners' partnership agreement. Such conversion rights are contingent upon Ferrellgas Partners not previously redeeming such securities.

     Certain property and equipment is leased under noncancelable operating leases, which require fixed monthly rental payments and which expire at various dates through 2021.

     The following table summarizes the Company's future minimum rental payments and amounts currently anticipated to exercise purchase buyout options as of July 31, 2003:

                                               Future minimum rental and buyout amounts by fiscal year
                                 ------------------------------------------------------------------------------------
                                    2004          2005          2006          2007          2008         Thereafter
                                 ----------    ----------    ----------    ----------    ----------    --------------
    Operating lease rental
      payments                     $20,161       $14,840       $12,226       $8,253        $4,862          $4,748
    Operating lease buyouts          6,061         5,316         2,077        6,319         2,343           3,279


M.   Minority Interest

     The minority interest on the consolidated balance sheets includes limited partner interests in both Ferrellgas Partners' common units held by the public and Ferrellgas Partners' senior units held by JEF Capital Management, Inc ("JEF Capital Management"), an entity owned by James E. Ferrell, Chairman, Chief Executive Officer and President of the Company. At July 31, 2003 and 2002, minority interest related to the common units owned by the public was $91.5 million and $69.3 million, respectively. Minority interest related to the senior units was $79.7 million and $111.3 million at July 31, 2003 and 2002, respectively. The amounts at July 31, 2003 and 2002 represent the liquidation value of the senior units. See Note N - Transactions with related parties - for additional information about the senior units.


N.   Transactions with related parties

     The Company has two notes receivable from Ferrell on an unsecured basis due on demand. Because Ferrell does not intend to repay the notes, the Company does not accrue interest income. The balances outstanding on these notes at July 31, 2003 and 2002, are $146.9 million, and $147.5 million, respectively, and are reported as Note receivable from parent in Stockholder's equity (deficiency) on the consolidated balance sheets.

     On December 12, 2001, Ferrellgas Partners issued 37 thousand common units to Ferrell Propane, Inc., a subsidiary of Ferrell Acquisition Company in connection with the acquisition of Blue Flame Bottle Gas (see Note R - Business combinations). The common unit issuance compensated Ferrell Propane for its retention of $0.7 million of certain tax liabilities of Blue Flame.

     During fiscal 2000, The Williams Companies, Inc. ("Williams") became a related party to the Company due to Ferrellgas Partners' issuance of 4.4 million senior units to a subsidiary of Williams as part of an acquisition during the year ended July 31, 2000. In a noncash transaction, during fiscal 2001, Ferrellgas Partners paid quarterly senior unit distributions to Williams of $11.1 million, using additional senior units. In April 2001, Williams sold all its senior units to JEF Capital Management, and thereafter, ceased to be a related party of the Company.

     On April 6, 2001, Williams approved amendments to Ferrellgas Partners' partnership agreement related to certain terms of the senior units. Williams then sold all of the senior units for a purchase price of $195.5 million plus accrued and unpaid distributions to JEF Capital Management. The senior units currently have all the same terms and preference rights in distributions and liquidation as when the units were owned by Williams.

     During fiscal 2003, Ferrellgas Partners paid to JEF Capital Management $31.5 million to redeem a total of 0.8 million senior units and $11.6 million in senior unit distributions and accrued a senior unit distribution of $2.0 million that was paid on September 12, 2003. During fiscal 2002, Ferrellgas Partners paid JEF Capital Management $0.8 million to redeem a total of 19 thousand senior units and $11.1 million in senior unit distributions and accrued a senior unit distribution of $2.8 million that was paid on September 13, 2002.

     During  fiscal  2003  and  2002,   Ferrellgas  Partners  paid  common  unit
     distributions of $35.6 million in each year to Ferrell.

     Ferrell International Limited and FI Trading, Inc. are beneficially owned by James E. Ferrell and thus are affiliates of the Company. The Company enters into transactions with Ferrell International Limited and FI Trading in connection with its risk management activities and does so at market prices in accordance with an affiliate trading policy approved by the Company's Board of Directors. These transactions include forward, option and swap contracts and are all reviewed for compliance with the policy. There were no amounts due to or from Ferrell International Limited at July 31, 2003. Amounts due to and from Ferrell International Limited at July 31, 2002 were $0.3 million and $0.4 million, respectively.


O.   Employee benefits

     Ferrell makes contributions to the ESOT, which causes a portion of the shares of Ferrell owned by the ESOT to be allocated to employees' accounts over time. The allocation of Ferrell's shares to employee accounts causes a non-cash compensation charge to be incurred by the Company, equivalent to the fair value of such shares allocated. The Company is not obligated to fund or make contributions to the ESOT.

     The Company and its parent, Ferrell, have a defined contribution profit-sharing plan, which includes both profit sharing and matching contributions. The plan covers substantially all employees with more than one year of service. With the establishment of the ESOP in July 1998, the Company suspended future contributions to the profit sharing plan beginning with fiscal year 1998. The plan, which qualifies under section 401(k) of the Internal Revenue Code, also provides for matching contributions under a cash or deferred arrangement based upon participant salaries and employee contributions to the plan. Unlike the profit sharing contributions, these matching contributions were not eliminated with the establishment of the ESOP.

     The Company has a defined benefit plan that provides participants who were covered under a previously terminated plan with a guaranteed retirement benefit at least equal to the benefit they would have received under the terminated plan. Until July 31, 1999, benefits under the terminated plan were determined by years of credited service and salary levels. As of July 31, 1999, years of credited service and salary levels were frozen. The Company's funding policy for this plan is to contribute amounts deductible for Federal income tax purposes and invest the plan assets primarily in corporate stocks and bonds, U.S. Treasury bonds and short-term cash investments. During fiscal years 2003 and 2002, other comprehensive income and other liabilities were adjusted by $(0.7) million and $0.5 million, respectively, because the accumulated benefit obligation of this plan exceeded the fair value of plan assets.

P.   Unit options of Ferrellgas Partners and stock options of Ferrell

     Prior to April 19, 2001, the Second Amended and Restated Ferrellgas Unit Option Plan (the "unit option plan") authorized the issuance of options (the "unit options") covering up to 850,000 of Ferrellgas Partners' common units to employees of the Company or its affiliates. Effective April 19, 2001, the unit option plan was amended to authorize the issuance of options covering an additional 500,000 common units. The unit option plan is intended to meet the requirements of the New York Stock Exchange equity holder approval policy for option plans not approved by the equity holders of a company, and thus approval of the plan from the unitholders of Ferrellgas Partners was not required. The Board of Directors of the Company administers the unit option plan, authorizes grants of unit options thereunder and sets the unit option price and vesting terms of unit options in accordance with the terms of the unit option plan. No single officer or director of the Company may acquire more than 314,895 of Ferrellgas Partners' common units under the unit option plan. The unit options outstanding as of July 31, 2003, are exercisable at exercise prices ranging from $16.80 to $21.67 per unit, which was an estimate of the fair market value of the units at the time of the grant. In general, the options currently outstanding under the unit option plan vest over a five-year period, and expire on the tenth anniversary of the date of the grant.

                                                                     Number
                                                                       of          Weighted average
                                                                     units         exercise price
                                                                ---------------- --------------------
          Outstanding, August 1, 2001                              1,229,200           $18.08
          Exercised                                                  (55,350)           16.80
          Forfeited                                                  (98,450)           18.04
                                                                ----------------
          Outstanding, July 31, 2002                               1,075,400            18.15
          Exercised                                                 (368,900)           18.05
          Forfeited                                                   (2,400)           18.80
                                                                ----------------
          Outstanding, July 31, 2003                                 704,100            18.20
                                                                ----------------
          Options exercisable, July 31, 2003                         364,300            18.43
                                                                ----------------
          Options exercisable, July 31, 2002                         594,725            18.25

                                                                Options outstanding at July 31, 2003
                                                                ------------------------------------
          Range of option prices at end of year                             $16.80-$21.67
          Weighted average remaining contractual life                          6.1 Years

     The ICP was established by Ferrell to allow upper middle and senior level managers of the Company to participate in the equity growth of Ferrell. The shares underlying the stock options are common shares of Ferrell, therefore, there is no potential dilution of the Company. The ICP stock options vest ratably in 5% to 10% increments over 12 years or 100% upon a change of control of Ferrell, or the death, disability or retirement at the age of 65 of the participant. Vested options are exercisable in increments based on the timing of the payoff of Ferrell's debt, but in no event later than 20 years from the date of issuance.


Q.   Disclosures about fair value of financial instruments

     The carrying amount of short-term financial instruments approximates fair value because of the short maturity of the instruments. The estimated fair value of the Company's long-term debt was $921.0 million and $710.2 million as of July 31, 2003 and 2002, respectively. The fair value is estimated based on quoted market prices.

     Interest rate collar, cap and swap agreements. The Company from time to time has entered into various interest rate collar, cap and swap agreements involving, among others, the exchange of fixed and floating interest payment obligations without the exchange of the underlying principal amounts. During the year ended July 31, 2003, an interest rate cap agreement with a large financial institution expired. The fair value of this agreement was de minimus at July 31, 2002.

R.   Business combinations

     During the year ended July 31, 2003, the Company acquired the following retail propane businesses with an aggregate value at $49.2 million:

     o    ProAm,  Inc., based primarily in Georgia and Texas,  acquired December
          2002;

     o a branch of Cenex Propane Partners Co., based in Iowa, acquired November 2002;

     o    Northstar Propane, based in Nevada, acquired November 2002;

     o    Pettit Oil Company, Inc., based in Washington, acquired May 2003; and

     o    Wheeler's Bottled Gas, Inc., based in Ohio, acquired July 2003.

     These purchases were funded by $39.1 million in cash payments, the issuance of 9 thousand of Ferrellgas Partners' common units valued at an aggregate of $0.2 million, and $9.9 million in the issuance of a short-term non-interest bearing note payable at an imputed interest rate of 4.25% to the seller and other costs and consideration.

     The aggregate value of these five retail propane businesses was preliminarily allocated as follows: $28.5 million for assets such as customer tanks, buildings and land, $1.1 million for non-compete agreements, $11.7 million for customer lists, and $7.9 million for net working capital. Net working capital was comprised of $8.7 million of current assets and $0.8 million of current liabilities. The estimated fair values and useful lives of assets acquired are based on a preliminary valuation and are subject to final valuation adjustments. The Company intends to continue its analysis of the net assets of these acquired businesses to determine the final allocation of the total purchase price to the various assets acquired. The weighted average amortization period for non-compete agreements and customer lists are five and 15 years, respectively.

     During the year ended July 31, 2002, the Company acquired the following retail propane businesses with an aggregate value at $10.8 million:

     o    Blue Flame Bottle Gas, based in Arizona, acquired December 2001;

     o    Alabama Butane Co., based in Alabama, acquired November 2001; and

     o    Alma Farmers Union Co-op, based in Wisconsin, acquired September 2001.

     The purchases were funded by $6.3 million of cash payments and the issuance of 0.1 million of Ferrellgas Partners' common units valued at an aggregate of $2.3 million, and $2.2 million of notes payable to the seller. The aggregate value was allocated as follows: $7.1 million for assets such as customer tanks, buildings and land, $2.7 million for non-compete agreements, $1.2 million for customer lists, $32 thousand for other assets and $(0.2) million for net working capital. Net working capital was comprised of $0.6 million of current assets and $0.7 million of current liabilities. The weighted average amortization period for non-compete agreements and customer lists are five and 15 years, respectively.